Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results
ELBA, ALABAMA (March 7, 2014)…The National Security Group, Inc. (NASDAQ:NSEC) financial results for the three months and twelve months ended December 31, 2013 and 2012, were reported today as follows:

(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
REVENUES
Net premiums earned	$13,203,000	$12,882,000	$52,366,000	$51,815,000
Net investment income	888,000	850,000	3,746,000	4,191,000
Net realized investment gains	85,000	16,000	4,439,000	2,790,000
Other income	129,000	72,000	609,000	720,000
Total Revenues	14,305,000	13,820,000	61,160,000	59,516,000
EXPENSES
Policyholder benefits and settlement expenses	6,223,000	6,720,000	31,146,000	34,105,000
Amortization of deferred policy acquisition costs	854,000	924,000	3,613,000	3,711,000
Commissions	1,835,000	1,633,000	7,103,000	7,556,000
General and administrative expenses	2,244,000	2,477,000	8,443,000	8,754,000
Litigation settlement and defense costs	—	(7,000)	—	13,328,000
Taxes, licenses and fees	448,000	464,000	1,846,000	1,846,000
Interest expense	375,000	389,000	1,686,000	1,280,000
Total Expenses	11,979,000	12,600,000	53,837,000	70,580,000

Income (Loss) Before Income Taxes	2,326,000	1,220,000	7,323,000	(11,064,000)

INCOME TAX EXPENSE (BENEFIT)
Current	(460,000)	(56,000)	92,000	527,000
Deferred	1,023,000	545,000	1,573,000	(4,920,000)
	563,000	489,000	1,665,000	(4,393,000)

Net Income (Loss)	$1,763,000	$731,000	$5,658,000	$(6,671,000)

INCOME (LOSS) PER COMMON SHARE	$0.71	$0.30	$2.28	$(2.70)

DIVIDENDS DECLARED PER SHARE	$0.025	$0.025	$0.10	$0.325

Reconciliation of Net Income (Loss) to non-GAAP Measurement

Net income (loss)	$1,763,000	$731,000	$5,658,000	$(6,671,000)
Income tax expense (benefit)	563,000	489,000	1,665,000	(4,393,000)
Realized investment (gains) losses, net	(85,000)	(16,000)	(4,439,000)	(2,790,000)
Litigation	—	(7,000)	—	13,328,000
Operating Income (Loss)	$2,241,000	$1,197,000	$2,884,000	$(526,000)

For the three months ended December 31, 2013, the Company had net income of $1,763,000, $0.71 per share, compared to net income of $731,000, $0.30 per share, for the same period last year. On a pretax basis, fourth quarter of 2013 income was $2,326,000 compared to income of $1,220,000 during the fourth quarter of 2012. Pretax income consisted of income from operations of $2,241,000 and realized capital gains of $85,000. In the fourth quarter of 2012, pretax income consisted of income from operations of $1,197,000 and realized investment gains and other income of $23,000.

There were two primary reasons for the improved fourth quarter 2013 operating results. First, our fourth quarter premium revenue increased $321,000, driven by growth in our property and casualty segment's dwelling fire line of business. Second, improved weather patterns contributed to a $497,000 reduction in claims related expenses in the fourth quarter of 2013 compared to last year.

For the year ended December 31, 2013, the Company had net income totaling $5,658,000, $2.28 per share, compared to a net loss of $6,671,000, $2.70 loss per share, for the year ended December 31, 2012. On a pretax basis, for the year ended December 31, 2013, we had income of $7,323,000 compared to a loss of $11,064,000 for the year in 2012. Our pretax income for the year ended December 31, 2013, consisted of income from operations of $2,884,000 and realized investment gains of $4,439,000. The pretax loss for the year ended December 31, 2012, consisted of a loss from operations of $526,000, realized investment gains of $2,790,000 and expenses associated with a non-insurance related litigation settlement (Mobile Attic Litigation) of $13,328,000.

For the year ended December 31, 2012, pretax income was adversely impacted by litigation related settlement expenses of $13,328,000. This settlement was associated with previously disclosed litigation stemming from the sale of a holding company investment, Mobile Attic Inc., and was not associated with either of our insurance segments. Since this action was settled in 2012, our 2013 results were not impacted by this litigation.

The significant improvement in income from operations in 2013 compared to the prior year was primarily associated with improved underwriting results in the property and casualty segment. Favorable weather patterns during 2013, particularly in the second half of the year, contributed to a $1,918,000 decrease in non-catastrophe related wind and hail claims. In addition, fire related losses were down $725,000 compared to 2012. Our 2012 results were adversely impacted by losses from Hurricane Isaac. Losses from Isaac increased our incurred losses in 2012 by $3,390,000.

Realized capital gains were $4,439,000 in 2013 compared to $2,790,000 for the same period last year. The $1,649,000 increase in year over year realized capital gains was primarily due to the September 2013 sale of 2,739 acres of investment real estate consisting of timber property in Alabama. Capital gains in 2012 were primarily associated with the sale of debt and equity investments held by the insurance subsidiaries.

Shareholders' equity as of December 31, 2013 was $33,472,000 up $3,245,000 compared to $30,227,000 as of December 31, 2012. Book value per share increased $1.17 per share for the period ended December 31, 2013 to $13.42 per share compared to $12.25 per share at December 31, 2012. The primary reason for the increase in book value per share was the significant turnaround in net income due to both improved operating results in the insurance subsidiaries and the increase in equity due to the realized capital gain on the sale of timber property mentioned previously.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.